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                                                                                                                        EXHIBIT 12.1


                                                   THE CHARLES SCHWAB CORPORATION

                                          Computation of Ratio of Earnings to Fixed Charges
                                               (Dollar amounts in millions, unaudited)



                                                                                       Year Ended December 31,

                                                                            2003       2002       2001        2000       1999
                                                                            ----       ----       ----        ----       ----
Earnings from continuing operations before taxes on
     earnings and extraordinary gain                                       $  710     $  227     $  177      $1,262     $1,113
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Fixed charges
  Interest expense:
     Deposits from banking clients                                             96         94        128         155        117
     Brokerage client cash balances                                            76        164        678       1,057        689
     Long-term debt                                                            35         46         55          55         33
     Short-term borrowings                                                     14         23         27          20          9
     Other                                                                     20          7         22          45         38
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       Total                                                                  241        334        910       1,332        886
  Interest portion of rental expense                                           88         84         90          71         52
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     Total fixed charges (A)                                                  329        418      1,000       1,403        938
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Earnings from continuing operations before taxes on earnings,
     extraordinary gain and fixed charges (B)                              $1,039     $  645     $1,177      $2,665     $2,051
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Ratio of earnings to fixed charges (B) divided by (A) (1)                     3.2        1.5        1.2         1.9        2.2
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Ratio of earnings to fixed charges excluding
  brokerage client interest expense (2)                                       3.8        1.9        1.5         4.6        5.5
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(1)  The ratio of earnings to fixed charges is calculated in accordance with SEC requirements. For such purposes, "earnings" consist of earnings from continuing operations before taxes on earnings,  extraordinary gain and fixed charges. "Fixed charges" consist of interest expense as listed above,  including  one-third of rental expense,  which is estimated to be  representative  of the interest factor.

(2)  Because interest expense incurred in connection with payables to brokerage  clients is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges  excluding  brokerage  client interest expense reflects the elimination of such interest expense as a fixed charge.

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